Exhibit 10.1

Amended and RESTATED CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (“Agreement”) is made as of the 14th day of October, 2019 by and between eMagin Corporation, a Delaware corporation (the “Company”), and __________ (the “Employee”) and amends and restates the  Change in Control Agreement dated as of November 8, 2017 between the Company and the Employee (the “Prior Agreement”).

Whereas, the Company instituted a work status reduction effective October 14, 2019;

Whereas, the Company and the Employee Agree that such work status reduction does not constitute Termination of the Employee for Good Reason as defined in the Prior Agreement; and

Whereas, the Company and the Employee do not intend for the work status reduction to reduce the benefits under the Prior Agreement.

NOW THEREFORE, the parties hereby agree as follows:

1.Purpose.  The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel.  The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders.  Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s key management, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.  Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Employee and the Company, the Employee shall not have any right to be retained in the employ of the Company.

2. Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(b) the consummation of (i) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) (i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a); and/or
(ii) solely as a result of a transfer of securities of the Company by Stillwater Trust LLC to any of its Affiliates.  For the purposes of this Section 2, “Affiliates” shall mean, with respect to Stillwater Trust LLC, any person and/or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Stillwater Trust LLC, as determined immediately prior to the event that would otherwise constitute a Change in Control.

3. Terminating Event.

A “Terminating Event” shall mean any of the events provided in this Section 3:

(a) Termination by the Company.  Termination by the Company of the employment of the Employee with the Company for any reason other than for Cause, death or Disability.  For purposes of this Agreement, “Cause” shall mean, as determined by the Board in good faith:

(i) the Employee’s failure to devote substantially all of Employee’s full professional time, attention, energies, and abilities to Employee’s employment duties for the Company, which failure is not cured after the Company provides the Employee with notice of the failure and a reasonable opportunity to cure it;

(i) the Employee’s inducement of any customer, consultant, employee, or supplier of the Company to unreasonably breach any contract with the Company or cease its business relationship with the Company;

(ii) the Employee’s willful, deliberate, and persistent failure to reasonably perform the duties and obligations of the Employee’s employment which are not remedied after the Company provides the Employee with notice of the failure and a reasonable opportunity to cure it;
(iii) an act or acts of dishonesty undertaken by the Employee resulting in substantial personal gain by the Employee at the expense of the Company;
(iv) the Employee’s material breach of a fiduciary or contractual duty to the Company;
(v) commission of a felony; or
(vi) the Employee’s commission of an act that results in material long term harm to the goodwill or reputation of the Company.

A Terminating Event shall not be deemed to have occurred pursuant to Section 3(a) solely as a result of the Employee being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control.  For purposes hereof, the Employee will be considered “Disabled” if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from his duties to the Company on a full‑time basis for 180 calendar days in the aggregate in any 12-month period.

(c) Termination by the Employee for Good Reason.  Termination by the Employee of the Employee’s employment with the Company for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (hereinafter defined) following, the occurrence of any of the following events:

(i) any significant adverse change in the Employee’s title, or position, or duties and responsibilities not initiated, or voluntarily agreed to, by the Employee;
(ii) any material involuntary decrease in base salary (other than any which may be assessed on a percentage basis to the Company as a whole); or
(iii) any material breach of this Agreement by the Company.

Provided that, and for the avoidance of doubt, the occurrence of any change, whether or not material, in the Employee’s title, position, or duties and responsibilities or any decrease, whether or not material and whether or not involuntary, in the Employee’s base salary in accordance with and as a result of the Company’s October 14, 2019 Work Status Reduction as communicated to the Employee on October 7, 2019, and as implemented by the Company on October 14, 2019, shall not constitute the occurrence of a Good Reason condition under this Agreement.

“Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4. Change in Control Payment.  In the event a Terminating Event occurs within twelve months after a Change in Control and provided the Employee enters into and complies with a separation and release agreement in a form provided by the Company (a “Release”) within the timeframe set forth in the Release but in no event more than 60 days after the Date of Termination, the following shall occur:

(a) the Company shall pay to the Employee an amount equal to $________, payable in one lump-sum payment on the Date of Termination; and

(b) if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Employee a monthly cash payment for 12 months or the Employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company.

5. Additional Limitation.

(b) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(c) For purposes of this Section 5, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Employee.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e) The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Term.  This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination of the Employee’s employment for any reason prior to a Change in Control, (b) the termination of the Employee’s employment with the Company after a Change in Control for any reason other than the occurrence of a Terminating Event, or (c) the date which is twelve months after a Change in Control if the Employee is still employed by the Company.

8. Withholding. All payments made by the Company to the Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
9. Notice and Date of Termination.

(a) Notice of Termination.  After a Change in Control and during the term of this Agreement, any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 9.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination.  “Date of Termination” shall mean:  (i) if the Employee’s employment is terminated by his death, the date of his death; (ii) if the Employee’s employment is terminated on account of Employee’s Disability or by the Company with or without Cause, the date on which Notice of Termination is given; (iii) if the Employee’s employment is terminated by the Employee without Good Reason, 30 days after the date on which a Notice of Termination is given; and (iv) if the Employee’s employment is terminated by the Employee with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

10. No Mitigation.  The Company agrees that, if the Employee’s employment by the Company is terminated during the term of this Agreement, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company pursuant to Section 4 hereof.  Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company or otherwise.

11. Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York.  Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12. Integration; Protected Disclosures.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter.  The terms of any agreement relating to confidentiality, assignment of inventions, noncompetition and/or nonsolicitation agreement between the Employee and the Company or any it is affiliates or assigns (a “Restrictive Covenant Agreement”) shall be incorporated by reference as material terms of this Agreement.  For the avoidance of doubt, nothing in contained in this Agreement, any Restrictive Covenant Agreement or otherwise shall limit the Employee’s ability to communicate with any federal, state or local governmental agency or commission, including providing documents or other information, without notice to the Company.

13. Successor to the Employee.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Employee’s death after a Terminating Event but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Employee’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Employee fails to make such designation).

14. Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company.

18. Effect on Other Plans.  An election by the Employee to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies.  Nothing in this Agreement shall be construed to limit the rights of the Employee under the Company’s benefit plans, programs or policies except as otherwise provided in Section 5 hereof, and except that the Employee shall have no rights to any severance benefits under any Company severance pay plan.  In the event that the Employee is party to an employment agreement with the Company providing for change in control payments or benefits, the Employee may receive payment under this Agreement only and not both.  The Employee shall make such an election in the event of a Change in Control.

19. Governing Law.  This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

20. Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

21. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

22. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

EMAGIN CORPORATION

By:

[Name]

[Title]

[Name]

[Title]